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                       [LETTERHEAD OF BAKER BOTTS L.L.P.]



November 19, 2001


AmeriGas Partners, L.P.
460 North Gulph Road
King of Prussia, PA 19406

                                   Tax Opinion
                                   -----------

     We have acted as special counsel to you in connection with the registration statement on Form S-3 (the "Registration Statement") dated November 19, 2001 of AmeriGas Partners, L.P., a Delaware limited partnership (the "Partnership"), relating to the registration of the offering and sale of common units of the Partnership.

     We confirm that statements under the caption "Tax Considerations" in the Registration Statement that (a) are as to matters of law and that are not identified therein to you or to others are our opinion subject to the qualifications stated therein or (b) state our opinion do, subject to any qualification therein stated, accurately reflect our opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained under the caption "Tax Considerations". We do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Yours very truly,



                                             /s/ Baker Botts L.L.P.